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                                                                     EXHIBIT 8.1

                              HUNTON & WILLIAMS

                            ONE NATIONSBANK PLAZA

                                  SUITE 2650

                            101 SOUTH TRYON STREET

                       CHARLOTTE, NORTH CAROLINA  26260

                           TELEPHONE (704) 378-4700

                           FACSIMILE (704) 378-4890



                                  May 30, 1996



Winston Hotels, Inc.
2209 Century Drive, Suite 300
Raleigh, North Carolina  27612



                              Winston Hotels, Inc.
                                Qualification as
                          Real Estate Investment Trust


Ladies and Gentlemen:

                 We have acted as counsel to Winston Hotels, Inc., a North Carolina corporation (the "Company"), in connection with the preparation of a registration statement (the "Registration Statement") filed with the Securities and Exchange Commission on April 25, 1996, with respect to the offering and sale (the "Offering") of 5,750,000 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), and the Company's contribution of the net proceeds of the Offering to WINN Limited Partnership, a North Carolina limited partnership (the "Partnership"), in exchange for an additional general partnership interest in the Partnership. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

                 The Company, either directly or through the Partnership, currently owns 26 hotels and associated personal property (the "Current Hotels") and has contracted, through the Partnership, to acquire 5 additional hotels and associated personal property (the "Acquisition Hotels" and together with the Current Hotels, the "Hotels"). The Company and the Partnership lease the Current Hotels to Winston Hospitality, Inc., a North Carolina corporation (the "Lessee"), pursuant to substantially similar operating leases (collectively, the "Leases"). The Lessee operates 15 of the Current Hotels. Interstate Management and Investment Company,
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                              HUNTON & WILLIAMS

Winston Hotels, Inc.
May 30, 1996
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a South Carolina corporation, operates and manages 10 of the Current Hotels on behalf of the Lessee pursuant to substantially similar management agreements (collectively, the "IMIC Management Agreements") with the Lessee, and Impac Hotel Group, Inc. operates and manages the remaining Current Hotel on behalf of the Lessee pursuant to a management agreement (the "Impac Management Agreement").

                 Upon the Partnership's acquisition of the Acquisition Hotels, the Partnership plans to enter into lease agreements with the Lessee that are substantially similar to the Leases. The Lessee plans to operate all of the Acquisition Hotels except for the Clear Lake, Texas Homewood Suites, which is expected to be operated and managed on behalf of the Lessee by Promus Hotels, Inc. pursuant to a management agreement (the "Promus Management Agreement," and together with the IMIC Management Agreements and the Impac Management Agreement, the "Management Agreements").

                 In connection with the opinions rendered below, we have examined the following:

                 1. the Company's Amended and Restated Articles of Incorporation, as filed with the Secretary of State of the State of North Carolina on May 17, 1994;

                 2.       the Company's Amended and Restated By-Laws;

                 3. the minutes of meetings of the Company's board of directors held from June 16, 1994 through the date hereof;

                 4. the prospectus contained as part of the Registration Statement (the "Prospectus");

                 5. the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 2, 1994 (the "Partnership Agreement"), among the Company, as general partner, and several limited partners;

                 6. the 1994 federal income tax returns of the Company and the Partnership;

                 7.       the Leases;
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                              HUNTON & WILLIAMS

Winston Hotels, Inc.
May 30, 1996
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                 8.       the Management Agreements;

                 9.       the appraisals of the personal property contained in
(i) the Greenville, South Carolina Comfort Inn, (ii) the Garland (Dallas), Texas Holiday Inn Select, (iii) the Abingdon, Virginia Holiday Inn Express,
(iv) the London, Kentucky Comfort Suites, and (v) the Duncanville (Dallas), Texas Hampton Inn performed by Hospitality Appraisal Services, LLC, a Tennessee limited liability company (the "Personal Property Appraisals"); and

                 10. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                 In connection with the opinions rendered below, we have assumed generally that:

                 1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

                 2. during its taxable year ending December 31, 1996 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

                 3. the Company will not make any amendments to its organizational documents or to the Partnership Agreement after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

                 4. each partner of the Partnership (a "Partner") that is a corporation or other entity has a valid legal existence;

                 5. each Partner has full power, authority, and legal right to enter into and to perform the terms of the Partnership Agreement and the transactions contemplated thereby;
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                              HUNTON & WILLIAMS

Winston Hotels, Inc.
May 30, 1996
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                 6.       no action will be taken by the Company, the
Partnership, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based; and

                 7. the Personal Property Appraisals accurately determine the fair market value of the personal property contained in the applicable Hotels and purchased by the Partnership at the time of the Partnership's acquisition of such personal property.

                 In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate. Furthermore, where such representations involve matters of law, we have explained to the Company's representatives the relevant and material sections of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), and other relevant authority to which such representations relate and are satisfied that the Company's representatives understand such provisions and are capable of making such representations.

                 Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:

                 (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 1994 and December 31, 1995, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 1996, and in the future;

                 (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations
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                              HUNTON & WILLIAMS

Winston Hotels, Inc.
May 30, 1996
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         that are likely to be material to a holder of the Common Stock; and

                 (c) the Partnership will be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation or as a publicly traded partnership.

We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for its 1996 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

                 The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the caption "Federal Income Tax Considerations" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                 The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in
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                              HUNTON & WILLIAMS

Winston Hotels, Inc.
May 30, 1996
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any document, or filed with any governmental agency without our express written consent.

                               Very truly yours,

335/796/8074